Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 14, 2011, with respect to the statement of assets acquired and liabilities assumed of the Federal Insurance Deposit Corporation, Receiver of Virginia Business Bank pursuant to the Purchase and Assumption Agreement dated July 29, 2011, among the Federal Insurance Deposit Corporation, Receiver of Virginia Business Bank, the Federal Deposit Insurance Corporation and Xenith Bank, included in this Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statement of Xenith Bankshares, Inc. on Form S-8 (File No. 333-153118, effective August 21, 2008).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

October 14, 2011